Exhibit 9.1

May 8, 2013

FBC Holding, Inc.
Mr. Frank Russo, CEO
60 Cedar Lake West
Denville, NJ  07834

Dear Frank,

This will serve as notice of my resignation as Chief Operations Officer of FBC Holding, Inc. this day May 8, 2013.
I will retain my position on the Board of Directors and as per my consulting agreement continue to act in the capacity of a consultant for the company.

Respectfully,

/s/ Kevin E. Wright
Kevin E. Wright

cc. John Eckstein-Fairfield Woods PC
Secretary of State Nevada-Corporation filings

May 9, 2013

FBC Holding, Inc.
Mr. Frank Russo, CEO
60 Cedar Lake West
Denville, NJ  07834

Dear Frank,

This will serve as notice of my immediate resignation from the Board of Directors and the termination of my consulting agreement for and with FBC Holding, Inc. this day May 9, 2013.

Respectfully,

/s/ Kevin E. Wright
Kevin E. Wright

cc. John Eckstein-Fairfield Woods PC
Secretary of State Nevada-Corporation filings